Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Contact:
Max Barton, Director, Corporate Communications
(330) 253-5592
Myers Industries Launches Material Handling Innovation
in Pallet-Sized Reusable Containers
Draws Exciting Industry Response at 2011 ProMat® Show
March 30, 2011, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced the launch of a new class of pallet-sized collapsible containers from its industry-leading Buckhorn® brand. The Maximizer™ reusable plastic container, introduced at last week’s ProMat Material Handling Show, received strong interest from material handling professionals in diverse industries as a unique alternative for corrugated bulk containers. Engineered with an integrated pallet, lid and one-piece collapsible sidewalls, the container’s 1,000 lb. capacity and efficient design maximizes productivity, cost savings, safety and sustainability for shipping and storing light-duty dry goods.
“Customers from many markets are hungry for innovative products to use in their closed-loop supply chains,” said Joel Grant, vice president and general manager of Myers Industries’ Material Handling Segment. “Buckhorn is taking the leadership role. The new Maximizer is an example of our execution of our business strategy focused on innovation and responding to customer needs.
“This launch drew tremendous attention from attendees and media at the show, and we continue to focus on building a robust pipeline of new products and services.”
Unlike limited-use corrugated bulk containers that are awkward to assemble and knockdown, Maximizer is easy to assemble and collapse by one person and can be reused hundreds of times. The container weighs approximately 30% less than traditional plastic bulk boxes and can be stacked three high when filled. Its design offers two side doors for easy access and better ergonomics, as well as a four-way forklift pallet base for efficient handling. In storage and return shipping, one assembled unit holds eight collapsed containers for a superior 5:1 return ratio — approximately 300 collapsed containers fit in a 53’ trailer.
“We designed Maximizer based on the input of numerous customers,” said Mike Thomas, new product development manager at Buckhorn. “More and more companies are demanding a lean, cost-effective solution to replace cardboard in their operations. Maximizer offers a favorable impact on our customers’ bottom line and costs less per use than corrugated plastic containers.” For more information, visit http://www.buckhorninc.com/maximizer.
With the Buckhorn® and Akro-Mils® brands in its Material Handling Segment, Myers Industries is a leading designer and manufacturer of reusable plastic containers, pallets, storage bins and organization systems. Focused on customer-driven innovation, the Company is committed to supply the material handling industry with the most comprehensive line of shipping and storage products on the market.
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company had 2010 sales of $737.6 million. Visit www.myersind.com to learn more.
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156
NYSE / MYE